Exhibit 5.01

IRS DETERMINATION LETTER

INTERNAL REVENUE SERVICE	DEPARTMENT OF THE TREASURY
P. 0. BOX 2508
CINCINNATI, OH 45201	Employer Identification Number 41-044830
DEPARTMENT OF THE TREASURY	DLN: 17007032059006
Person to Contact:
Date: MAR 24 2017	SAMUEL B HODGES ID# 31312
XCEL ENERGY INC	Contact Telephone Number: (513) 263-4623
C/O DANIEL AR SHOEMAKER XCEL ENERGY INC
414 NICOLLET MALL	Plan Name:
MINNEAPOLIS, MN 55041	XCEL ENERGY 401K SAVING PLAN

Plan Number: 003

Dear Applicant:

Based on the information you provided, we are issuing this favorable determination letter for your plan listed above. However, our favorable determination only applies to the status of your plan under the Internal Revenue Code and is not a determination on the effect of other federal or local statutes. To use this letter as proof of the plan's status, you must keep this letter, the application forms, and all correspondence with us about your application.
Your determination letter does not apply to any qualification changes that become effective, any guidance issued, or any statutes enacted after the dates specified in the Cumulative List of Changes in Plan Requirements (the Cumulative List) for the cycle you submitted your application under, unless the new item was identified in the Cumulative List.
Your plan's continued qualification in its present form will depend on its effect in operation (Section 1.401-l(b)(3) of the Income Tax Regulations). We may review the status of the plan in operation periodically.
You can find more information on favorable determination letters in Publication 794, Favorable Determination Letter, including:
The significance and scope of reliance on this letter,
The effect of any elective determination request in your application materials,
The reporting requirements for qualified plans, and
Examples of the effect of a plan's operation on its qualified status.
You can get a copy of Publication 794 by visiting our website 1at www.irs.gov/formspubs or by calling 1-800-TAX-FORM (1-800-829-3676) to request a copy.
This letter considered the 2014 Cumulative List of Changes in Plan Qualification Requirements.
This determination letter applies to the amendments dated on December 28, 2015.
This determination letter also applies to the amendments dated on January 1, 2010.
This plan satisfies the requirements of Section 4975(e)(7) of the Internal Revenue Code.
If you submitted a Form 2848, Power of Attorney and Declaration of Representative, or Form 8821, Tax Information Authorization, with your application and asked us to send your authorized representative or appointee copies of written communications, we will send a copy of this letter to him or her.
If you have any questions, you can contact the person listed at the top of this letter.

Sincerely,

/s/ Karen D. Truss
Director, EP Rulings & Agreement

Letter 5274